UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2022

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4422	51-0068479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 888-2000

Not Applicable

(Former name of former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ROL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   o

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2022, Rollins, Inc. (“Rollins”), a Delaware corporation, and certain of its subsidiaries entered into an amendment (the “Amendment”) to an existing credit agreement (as amended, the “Credit Agreement”) with Truist Bank in its capacity as Administrative Agent and as a Lender and Bank of America, N.A. as a Lender.  Pursuant to the Amendment, among other matters, (i) the Lenders advanced additional term loans to Rollins in an aggregate principal amount of $252.0 million, maturing April 29, 2024, subject to the terms of the Credit Agreement, (ii) replaced LIBOR as the benchmark interest rate for borrowings with the Bloomberg Short-Term Bank Yield Index rate (“BSBY”), and (iii) reset the amortization schedule for all term loans under the Credit Agreement. The maturity of all loans made under the Credit Agreement prior to the Amendment remains unchanged at April 29, 2024 and all other terms of the Credit Agreement remain unchanged in all material respects.

As of the date hereof, the aggregate outstanding principal balance of all term loans under the Credit Agreement is $300.0 million (consisting of an outstanding principal balance of the initial term loan in the amount of $48.0 million and the additional $252.0 million term loan borrowing made pursuant to the Amendment).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROLLINS, INC.

Date: February 2, 2022	By:	/s/ Julie Bimmerman
	Name:	Julie Bimmerman
	Title:	Interim Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)